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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 0-24165

                     MID-ATLANTIC HOME HEALTH NETWORK, INC.
             (Exact name of registrant as specified in its charter)

          7504 DIPLOMAT DRIVE, SUITE 101, MANASSAS, VIRGINIA 20109-2631
                                 (703) 335-1957
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
            (Title of each class of securities covered by this Form)

                                       N/A
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [ ]         Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii)       [X]         Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii)       [ ]         Rule 15d-6                 [ ]
         Rule 12h-3(b)(1)(i)        [ ]

         Approximate number of holders of record as of the certification or notice date: 370

         Pursuant to the requirements of the Securities Exchange Act of 1934, Mid-Atlantic Home Health Network, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:    March 21, 2003                        BY: /s/ Philip V. Warman
                                                   ------------------------
                                                   Philip V. Warman
                                                   Chairman and CEO